Exhibit 99.1
News Release

Hi-Crush Partners LP Reports First Quarter 2018 Results

•	1Q 2018 revenues of $218.1 million vs. $216.5 million in 4Q 2017 and $83.4 million in 1Q 2017

•	1Q 2018 net income of $53.9 million vs. $43.2 million in 4Q 2017 and net loss of $(6.8) million in 1Q 2017

•	1Q 2018 Adjusted EBITDA of $64.5 million vs. $59.0 million in 4Q 2017 and $1.9 million in 1Q 2017

•	1Q 2018 distributable cash flow attributable to the limited partner unitholders of $56.4 million vs. $52.0 million in 4Q 2017 and $0.1 million in 1Q 2017

•	1Q 2018 contribution margin per ton of $29.08 vs. $23.46 in 4Q 2017 and $8.15 in 1Q 2017

•	Completed $9.4 million of unit repurchases in 1Q 2018; increased quarterly distribution to $0.225 per unit

HOUSTON, May 1, 2018 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today reported first quarter 2018 results. Revenues for the first quarter of 2018 totaled $218.1 million on sales of 2,617,627 tons of frac sand. This compares to $216.5 million of revenues on sales of 2,985,115 tons of frac sand in the fourth quarter of 2017. The limited partners' interest in net income was $53.1 million for the first quarter of 2018, resulting in $0.60 basic and $0.59 diluted earnings per limited partner unit.

Earnings before interest, taxes, depreciation and amortization adjusted for earnings from equity method investments and loss on extinguishment of debt ("Adjusted EBITDA") was $64.5 million in the first quarter of 2018, compared to $59.0 million for the fourth quarter of 2017. Distributable cash flow attributable to the limited partners for the first quarter of 2018 was $56.4 million compared to $52.0 million for the fourth quarter of 2017.

"I am very pleased with our performance during the first quarter," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. "We were successful in growing our financial results sequentially, despite impacts to our business and the industry resulting from issues experienced by Class-1 railroads that limited our ability to fully meet increasing market demand for sand. Our performance in the face of this challenging environment is directly attributable to our highly contracted asset base, as well as our Mine. Move. Manage. strategy, which provides unique and valuable operational flexibility in serving our customers. We remain firmly committed to our owned and operated terminal strategy which, combined with our in-basin Permian sand production facility at Kermit and our PropStreamTM last mile service offering, allowed us to execute and limit impacts to customers during the quarter. Our team is the best in the business, and I am very thankful for their efforts to deliver on behalf of our customers and unitholders."

First Quarter 2018 Results

Revenues for the first quarter of 2018 totaled $218.1 million, compared to $216.5 million for the fourth quarter of 2017. This slight increase was driven by higher frac sand pricing and increased logistics-related service revenues, largely offset by lower volumes resulting from rail issues. The number of total unit train shipments in the first quarter of 2018 declined by approximately one-third compared to the fourth quarter of 2017, with unit train deliveries on the Canadian National Railway lower by nearly one-half. Average sales price was $73 per ton in the first quarter of 2018, compared to $71 per ton in the fourth quarter of 2017 and $60 per ton in the first quarter of 2017. This improvement was due to supportive supply and demand dynamics in frac sand demand in excess of available supply, particularly for fine mesh sand, in addition to a higher percentage of volumes sold in-basin, which represented 86% of sales in the quarter compared to 76% in the fourth quarter of 2017. Of total sales volumes, 21% were sold at the wellsite through PropStream, compared to 15% in the fourth quarter of 2017. The percentage of volumes sold at each delivery point varies quarter to quarter due to customer mix; however, the percentage of volumes sold at the terminal or the wellsite is generally expected to grow over time as customers increasingly prefer landing sand closer to, or at, the wellsite.

Contribution margin was $29.08 per ton in the first quarter of 2018, compared to $23.46 per ton in the fourth quarter of 2017. The 24% growth in contribution margin per ton primarily resulted from higher pricing, as well as increased volumes sold in-basin through Hi-Crush's terminal network and at the wellsite through PropStream.

Ongoing rail congestion due to extreme weather conditions early in the quarter and power availability issues on the Class-1 railroads impacted operations in the first quarter of 2018. Volumes of Northern White sand available for delivery were temporarily restricted, resulting in sequentially lower sales volumes for the quarter. The Partnership experienced improvement in rail service in the latter half of the first quarter of 2018, but anticipates some impacts to persist through the second quarter of 2018. Hi-Crush continues to work closely with its rail partners to formulate the best solutions to their lingering issues.

"Our financial and operating results were the direct result of the agility of our people and operations, as well as our successful response to dynamic market conditions," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "We responded creatively to the rail challenges, including the proactive direction of volumes to our most efficient terminals, the strategic trucking of sand to better enable rail shipments, the achievement of full run-rate capacity at our in-basin Kermit facility, and increased utilization of our in-basin storage and PropStream service to best align supply and delivery needs."

Operational Update

Hi-Crush continued to operate its Kermit facility at full utilization during the first quarter of 2018, representing annualized run-rate production of approximately 3.0 million tons per year. Kermit is contracted at approximately 90% of its nameplate capacity under long-term, fixed-price arrangements with high-quality customers, including large E&P companies. At the Pecos terminal, strong demand for Northern White sand volumes in the Permian Basin resulted in the highest throughput tonnage of any of Hi-Crush’s owned and operated terminals during the first quarter of 2018.

At the end of the first quarter of 2018, Hi-Crush had 12 PropStream crews in the Permian Basin and Marcellus / Utica plays, up from 10 crews at the end of the fourth quarter of 2017. As of today, Hi-Crush has 13 PropStream crews, and expects more than 20 crews to be deployed by the end of 2018.

"Following several quarters of major growth and development projects, including the completion of our Kermit facility, the start-up of our Pecos terminal, and ongoing deployment and growth in our PropStream offering, the first quarter accentuated the value of our dedicated, extensive, and fully-integrated platform," said Mr. Rasmus. "During the quarter, we benefited from the ability to draw on our entire range of assets and capabilities to successfully address difficulties and opportunities head-on. Our increased direct alignment with customers provides us with greater visibility into the timing and levels of demand in the basins we serve, and we look forward to even closer collaboration with our customers going forward."

"During the last few months, strategies by others in the industry have seemingly diversified away from logistics capabilities and a focus on energy markets and customers,” continued Mr. Rasmus. "We continue to believe that full control over the movement and management of frac sand is equally as vital as the production of sand. We are unwavering in our commitment to the energy industry, and our position as an integrated, dedicated provider of frac sand supply and logistics."

Liquidity and Capital Expenditures

As of March 31, 2018, the Partnership had $196.1 million of long-term debt outstanding, and was in compliance with the covenants defined in its Revolving Credit Agreement. As of March 31, 2018, Hi-Crush had $114.0 million in cash and available capacity under its Revolving Credit Agreement.

Capital expenditures for the three months ended March 31, 2018, totaled $11.9 million related to continued investment in equipment for PropStream, normal maintenance capital expenditures, and discretionary investments in logistics assets, among other projects. The Partnership continues to expect total capital expenditures for 2018 to be in the range of $35 to $45 million.

"With an accelerated deployment of PropStream crews and greater market adoption of our containerized solution forecasted, we expect full year 2018 capital expenditures to be towards the upper end of our previously provided range of $35 to $45 million," said Ms. Fulton.

Distribution and Unit Buyback Program

On April 18, 2018, Hi-Crush declared a quarterly cash distribution of $0.225 per unit on all common units, or $0.90 on an annualized basis, for the first quarter of 2018 representing sequential growth of 12.5% over the $0.20 per unit distribution declared in the prior quarter. The distribution will be paid on May 15, 2018 to unitholders of record on May 1, 2018. Hi-Crush continues to expect an increase in its quarterly cash distribution by approximately 10% per quarter for the foreseeable future, subject to periodic review and market conditions.

During the first quarter of 2018, Hi-Crush repurchased 753,090 common units under its unit buyback program, representing a total cost of $9.4 million. As of April 25, 2018, the Partnership has repurchased a total of 2,783,253 common units for a total cost of $29.4 million under its $100 million authorized unit buyback program. The repurchase program does not obligate the Partnership to repurchase any specific dollar amount or number of units and may be suspended, modified or discontinued by the Board of Directors at any time, in its sole discretion and without notice.

Hi-Crush also announced that performance conditions had been met for the payment of contingent consideration, or earnout, related to the Blair acquisition previously completed in 2016 and the Whitehall acquisition completed in 2017. During the first quarter of 2018, the Partnership paid $5 million and $20 million of contingent consideration related to the Blair and Whitehall acquisitions, respectively, in cash to our sponsor.

"During the first quarter, our capital return strategy was managed and balanced with additional uses of cash, including continued capital expenditures and our earnout payment," said Ms. Fulton. "We remain committed to executing on the remaining authorized amount of $70.6 million in unit repurchases over time. We continue to execute on our balanced approach to capital return, including attractive growth in quarterly distributions and further execution of unit repurchases."

Outlook

For the second quarter of 2018, the Partnership expects total sales volumes to increase to a range of 2.9 to 3.1 million tons. The sequential increase in forecasted volumes sold reflects the expectation of continued temporary impacts from ongoing Class-1 railroad service issues. The Partnership currently expects rail service to improve gradually through the remainder of the second quarter of 2018. Pricing has continued to improve in the second quarter of 2018 and is expected to further increase over the coming months, driven by ongoing tightness in frac sand supply and demand, particularly for fine mesh sand. As such, Hi-Crush expects continued improvement in contribution margin during the second quarter of 2018.

"Execution of our Mine. Move. Manage. operational strategy in the first quarter has put us on excellent footing to achieve continued growth and profitability during the rest of 2018," said Mr. Rasmus. "As Class-1 rail challenges subside, we expect the full utilization of our assets, combined with realized frac sand demand that surpasses 110 million tons in 2018, will support even stronger results. Increased pricing, driven by market tightness and higher sales volumes realized in-basin, either at terminals or through PropStream, is an indication of the healthy business environment we expect going forward."

Conference Call

On Wednesday, May 2, 2018, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s first quarter 2018 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13677983. The replay will be available until May 16, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill, earnings (loss) from equity method investments and loss on extinguishment of debt. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a premier provider of proppant and logistics solutions to the North American energy industry. Our portfolio of purpose-built production facilities is capable of producing 13.4 million tons per year of high-quality monocrystalline sand, a specialized mineral used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. Our Wisconsin production facilities' direct access to major U.S. railroads enhances our delivery capabilities into consuming basins, while our strategically located owned and operated in-basin terminals as well as our Texas production facility positions us within close proximity to significant activity in all major oil and gas basins for advantageous truck transportation. Our integrated distribution system, enhanced by our innovative PropStream logistics solution, efficiently delivers proppant the "last mile" into the blender, providing customers surety of supply from mine to wellsite. For more information, visit www.hicrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (the "SEC"), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2017 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Lead Investor Relations Analyst
Marc Silverberg, ICR
ir@hicrush.com
(713) 980-6270

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Revenues	$218,113	$83,364	$216,456
Cost of goods sold (excluding depreciation, depletion and amortization)	141,983	72,083	146,428
Depreciation, depletion and amortization	7,799	4,828	8,220
Gross profit	68,331	6,453	61,808
Operating costs and expenses:
General and administrative expenses	10,940	9,677	10,787
Accretion of asset retirement obligations	126	114	115
Other operating expenses	1,021	—	522
Income (loss) from operations	56,244	(3,338)	50,384
Other income (expense):
Earnings (loss) from equity method investments	1,166	(566)	217
Interest expense	(3,461)	(2,927)	(3,091)
Loss on extinguishment of debt	—	—	(4,332)
Net income (loss)	$53,949	$(6,831)	$43,178
Earnings (loss) per limited partner unit:
Basic	$0.60	$(0.07)	$0.48
Diluted	$0.59	$(0.07)	$0.47

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$53,949	$(6,831)	$43,178
Depreciation and depletion expense	7,799	4,829	8,222
Amortization expense	421	420	419
Interest expense	3,461	2,927	3,091
EBITDA	65,630	1,345	54,910
(Earnings) loss from equity method investments	(1,166)	566	(217)
Loss on extinguishment of debt	—	—	4,332
Adjusted EBITDA	64,464	1,911	59,025
Less: Cash interest paid	(3,266)	(2,554)	(2,818)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(4,675)	(1,845)	(5,553)
Add: Accretion of asset retirement obligations	126	114	115
Add: Unit-based compensation	1,801	1,178	1,808
Distributable cash flow	58,450	(1,196)	52,577
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	—	1,247	—
Distributable cash flow attributable to Hi-Crush Partners LP	58,450	51	52,577
Less: Distributable cash flow attributable to holders of incentive distribution rights	(2,047)	—	(593)
Distributable cash flow attributable to limited partner unitholders	$56,403	$51	$51,984

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our Kermit facility. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Consolidated Cash Flow Information
(Amounts in thousands)

	Three Months Ended
	March 31,
	2018	2017
Operating activities	$67,385	$3,706
Investing activities	(9,006)	(364,615)
Financing activities	(53,928)	411,886
Net increase in cash	$4,451	$50,977

Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash	$10,113	$5,662
Accounts receivable, net	134,982	139,448
Inventories	34,937	44,272
Prepaid expenses and other current assets	6,081	2,832
Total current assets	186,113	192,214
Property, plant and equipment, net	899,322	899,158
Intangible assets, net	7,995	8,416
Equity method investments	18,641	17,475
Other assets	5,435	5,877
Total assets	$1,117,506	$1,123,140
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$43,096	$46,794
Accrued and other current liabilities	37,200	29,931
Current portion of deferred revenues	4,399	4,399
Due to sponsor	8,821	12,399
Current portion of long-term debt	2,968	2,957
Total current liabilities	96,484	96,480
Deferred revenues	6,308	7,384
Long-term debt	193,174	194,462
Asset retirement obligations	10,305	10,179
Other liabilities	—	19,000
Total liabilities	306,271	327,505
Commitments and contingencies
Partners' capital:
General partner interest	—	—
Limited partners interest, 88,392,179 and 89,009,188 units outstanding, respectively	811,235	795,635
Total partners’ capital	811,235	795,635
Total liabilities and partners’ capital	$1,117,506	$1,123,140

Unaudited Per Ton Operating Activity

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Sand sold (in tons)	2,617,627	1,384,887	2,985,115
Sand produced and delivered (in tons)	2,527,037	1,366,812	3,001,744
Contribution margin ($ in thousands)	$76,130	$11,281	$70,028
Contribution margin per ton sold	$29.08	$8.15	$23.46

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended
	March 31,
Weighted average limited partner units outstanding:	2018	2017
Basic common units outstanding	88,870,379	73,586,987
Potentially dilutive common units	1,302,939	—
Diluted common units outstanding	90,173,318	73,586,987
Reconciliation of net income (loss) and the assumed allocation of net income (loss) under the two-class method for purposes of computing earnings (loss) per limited partner unit:

	Three Months Ended March 31, 2018
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$19,888	$19,888
Assumed allocation of earnings in excess of distributions	854	33,207	34,061
Assumed allocation of net income	$854	$53,095	$53,949

Earnings per limited partner unit - basic		$0.60
Earnings per limited partner unit - diluted		$0.59

	Three Months Ended March 31, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(6,831)	(6,831)
Add back recast losses attributable to Whitehall and Other Assets through March 15, 2017	—	1,471	1,471
Assumed allocation of net loss	$—	$(5,360)	$(5,360)

Loss per limited partner unit - basic		$(0.07)
Loss per limited partner unit - diluted		$(0.07)